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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 15, 1998

                                METALLURG, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      13-1661467
         (STATE OR OTHER JURISDICTION                          (IRS EMPLOYER
              OF INCORPORATION)                            IDENTIFICATION NUMBER)

                               6 EAST 43RD STREET
                            NEW YORK, NEW YORK 10017
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

              Registrant's telephone number, including area code:
                                 (212) 835-0200

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ITEM 1.  PROPOSED CHANGE OF CONTROL OF REGISTRANT.

     On June 15, 1998, Metallurg, Inc. ("Metallurg"), Metallurg Holdings, Inc. ("Metallurg Holdings") and Metallurg Acquisition Corp. ("Metallurg Acquisition") entered into a merger agreement (the "Merger Agreement") pursuant to which Metallurg Acquisition will merge with and into Metallurg, with Metallurg being the Surviving Corporation of the merger (the "Merger"). Upon consummation of the Merger, each share of Metallurg's outstanding common stock will be converted into the right to receive $30.00 in cash, subject to the terms of the Merger Agreement. Upon consummation of the Merger, Metallurg Holdings will own 100% of the outstanding common stock of Metallurg. Metallurg Holdings is owned by a group led by Safeguard International Fund, L.P. ("Safeguard International"). Safeguard International is an international public equity fund based in Wayne, Pennsylvania.

     The obligations of Metallurg and Metallurg Holdings to consummate the Merger are subject to various conditions, including, without limitation, the following: obtaining the requisite approval of Metallurg's stockholders; the receipt of certain consents from Metallurg's lenders; and the absence of any injunction or other legal restraint or prohibition preventing the Merger. Metallurg Holdings' obligations are further subject to no material adverse change relating to Metallurg and its subsidiaries having occurred and being continuing; receipt of the favorable opinion of Deloitte & Touche LLP to the effect that the Merger will be recorded by Metallurg as a recapitalization for financial reporting purposes; and the receipt of the requisite consents from holders of Metallurg's 11% Senior Notes due 2007 to a one-time waiver of Metallurg's obligation to make a change of control offer following the Merger in accordance with the Indenture for the Notes and to certain other amendments to the Indenture to reflect the beneficial ownership of Metallurg following Merger.

     Metallurg can give no assurance that the conditions to the Merger will be satisfied or that the Merger will ever be consummated. In addition, subject to the provisions of Delaware law, the Merger Agreement may be amended by the parties.

     As of June 4, 1998, Metallurg had 4,956,406 shares of common stock outstanding. Directors and executive officers of Metallurg beneficially owned 3,085,415 shares of common stock and options to purchase 130,000 shares of common stock of Metallurg as of that date. In addition, pursuant to existing employment agreements between Metallurg and Michael A. Standen, J. Richard Budd, Michael A. Banks, Barry C. Nuss and Eric L. Schondorf, each of these individuals will, in certain circumstances, be entitled to payments of $1.2 million, $474,300, $321,300, $346,300 and $313,650, respectively, if their employment is terminated by them or by the Surviving Corporation in accordance with the terms of their respective employment agreements following the Merger. See Metallurg's Annual Report on Form 10-K for the year ended January 31, 1998 which has been filed with the Securities and Exchange Commission for a discussion of these employment agreements and of certain other benefits to which these employees may become entitled in the event of their termination.

     The Merger Agreement provides that immediately following the Merger, the officers of Metallurg immediately prior to the Merger will be the officers of Metallurg immediately following the Merger, and that the directors of Metallurg will be the following persons: Heinz C. Schimmelbusch, Arthur R. Spector and Michael A. Standen. Information with regard to Mr. Standen can be found in Metallurg's Annual Report on Form 10-K for the year ended January 31, 1998 which has been filed with the Securities and Exchange Commission. Information with regard to Messrs. Schimmelbusch and Spector is set forth below:

     Heinz C. Schimmelbusch has been a director of Safeguard since 1989. From 1973 to 1993, Dr. Schimmelbusch was associated with Metallgesellschaft AG, a raw materials company of which he served as Chairman of the Executive Board from March 1989 to December 1993 and as Deputy Chairman of the Board of Management from July 1988 to March 1989. Dr. Schimmelbusch is a director of Safeguard Scientifics, Inc. and Arthur Treacher's Seafood Grill.

     Arthur R. Spector has served as a director of USDATA Corporation since November 1994 where he was Chairman until April 1, 1998. From January 1997 to March 1998, Mr. Spector served as a managing director of TL Ventures LLC, a venture capital management company organized to manage day-to-day operations of TL Ventures III L.P. and TL Ventures III Offshore L.P. From January 1995 through December 1996,

Mr. Spector served as Director of Acquisitions of Safeguard Scientifics, Inc. From July 1992 until May 1995, Mr. Spector served as Vice Chairman and Secretary of Casino & Credit Services, Inc. From October 1991 to December 1994, Mr. Spector was Chief Executive Officer and a director of Perpetual Capital Corporation, a merchant banking organization. Mr. Spector serves on the Board of Neoware Systems, Inc. (formerly HDS Network Systems Inc.), a manufacturer of network computers and a provider of desktop computing services, and is a director of DocuCorp International., Inc.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

(2)      Merger Agreement dated June 15, 1998 between Metallurg,
         Metallurg Holdings and Metallurg Acquisition.
(99)(a)  Press Release of Metallurg, Inc. dated June 15, 1998.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          METALLURG, INC.

                                          By      /s/ ERIC L. SCHONDORF
                                            ------------------------------------
                                            Name: Eric L. Schondorf
                                            Title: Vice President
Date: June 16, 1998